                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 10-Q

(Mark One)

X QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         For the quarterly period ended December 28, 2001

         TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE EXCHANGE ACT

         For the transition period from                  to
                                        ----------------    ----------------

                        Commission file number 333-28157

                                TEKNI-PLEX, INC.
             (Exact name of registrant as specified in its charter)


                  Delaware                              22-3286312
       (State or other jurisdiction         (IRS Employer Identification Number)
    of incorporation or organization)



260 N. Denton Tap Road, Suite 150                          (972) 304-5077
Coppell, TX 75019                                (Registrant's telephone number)
(Address of principal executive office)


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes  /X/  No /  /

                                TEKNI-PLEX, INC.

                                                                                                Page #
PART I.  FINANCIAL INFORMATION

    ITEM 1.  FINANCIAL STATEMENTS
       Consolidated Balance Sheets as of December 28, 2001
              and June 29, 2001....................................................................3

       Consolidated Statements of Operations for the six months and three months ended December 28, 2001 and December 29, 2000.........................................4

       Consolidated Statements of Comprehensive Income for the six months and three months ended December 28, 2001 and December 29, 2000............................4

       Consolidated Statements of Cash Flows for the six months
             ended December 28, 2001 and December 29, 2000.........................................5

       Notes to Consolidated Financial Statements...............................................6-15

    ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
              AND RESULTS OF OPERATIONS........................................................16-18

    ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK...........................18

PART II. OTHER INFORMATION

    Item 1.     Legal proceedings.................................................................19

    Item 2.     Changes in securities.............................................................19

    Item 3.     Defaults upon senior securities...................................................19

    Item 4.     Submission of matters to a vote of securities holders.............................19

    Item 5.     Other information.................................................................19

    Item 6.     Exhibits and reports on Form 8-K..................................................19

                        TEKNI-PLEX, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                 (in thousands)

                                                                    DECEMBER 28, 2001         JUNE 29, 2001
                                                                       (UNAUDITED)              (AUDITED)
                                                                    -----------------         ---------------
ASSETS

CURRENT:

   Cash                                                               $  15,822               $  44,645
   Accounts receivable, net of allowance for
     Doubtful accounts of $5,156 and $1,500 respectfully                 84,051                 105,316
   Inventories                                                          139,570                 106,258
   Deferred taxes                                                         6,553                   5,153
   Prepaid and other current assets                                       7,470                   5,595
                                                                      ----------              ---------
         TOTAL CURRENT ASSETS                                           253,566                 266,967

PROPERTY, PLANT AND EQUIPMENT, NET                                      153,961                 137,008
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION
   OF $70,329 AND $62,271 RESPECTIVELY                                  216,879                 179,616
DEFERRED CHARGES, NET OF ACCUMULATED
   AMORTIZATION OF $3,790 AND $2,549 RESPECTIVELY                        15,588                  16,607
DEFERRED INCOME TAXES                                                    22,101                  19,010
OTHER ASSETS                                                              1,392                   2,286
                                                                      ----------              ---------
                                                                      $ 663,487               $ 621,494
                                                                      =========               =========
LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:

   Current portion of long-term debt                                  $  10,507               $   8,072
   Accounts payable - trade                                              28,070                  34,076
   Accrued payroll and benefits                                           4,969                   5,222
   Accrued interest                                                       4,950                   1,673
   Accrued liabilities - other                                           28,771                  15,446
   Income taxes payable                                                     980                   3,349
                                                                      ----------              ---------
         TOTAL CURRENT LIABILITIES                                       78,247                  67,838

LONG-TERM DEBT                                                          659,097                 670,078
OTHER LIABILITIES                                                        20,578                  18,275
                                                                      ----------              ---------
         TOTAL LIABILITIES                                              757,922                 756,191
                                                                      ----------              ---------
STOCKHOLDER'S EQUITY:

   Common stock                                                              --                      --
   Additional paid-in capital                                           170,176                 120,176
   Cumulative currency translation adjustment                            (7,331)                 (7,039)
   Retained earnings                                                    (36,758)                (27,372)
   Less: Treasury stock                                                (220,522)               (220,462)
                                                                      ----------              ---------
         TOTAL STOCKHOLDER'S EQUITY                                     (94,435)               (134,697)
                                                                      ----------              ---------
                                                                      $ 663,487               $ 621,494
                                                                      =========               =========


          See accompanying notes to consolidated financial statements.

                        TEKNI-PLEX, INC. AND SUBSIDIARIES
                           (Unaudited -- in thousands)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                    DECEMBER 28,        DECEMBER 29,     DECEMBER 28,       DECEMBER 29,
                                                        2001                2000            2001                 2000
                                                    ------------        -----------      -----------        ------------
NET SALES                                            $ 113,740          $ 105,873        $ 228,904           $ 217,780
COST OF SALES                                           86,056             81,750          174,206             171,235
                                                     ---------          ---------        ---------           ---------
      GROSS PROFIT                                      27,684             24,123           54,698              46,545
OPERATING EXPENSES:

   Selling, general and administrative                  16,609             14,368           31,785              29,479
                                                     ---------          ---------        ---------           ---------

OPERATING PROFIT                                        11,075              9,755           22,913              17,066
OTHER (INCOME) EXPENSES:

   Interest expense                                     16,590             19,642           34,375              37,862
   Unrealized (gain) loss on derivative contracts       (5,724)                --            2,590                  --
   Other expenses (income)                                  42                (80)             334                 450
                                                     ---------          ---------        ---------           ---------
 EARNINGS BEFORE INCOME TAXES                              167             (9,807)         (14,386)            (21,246)
PROVISION FOR INCOME TAXES                                 100             (4,900)          (5,000)            (10,600)
                                                     ---------          ---------        ---------           ---------
NET INCOME (LOSS)                                    $      67          $  (4,907)       $  (9,386)          $ (10,646)
                                                     =========          =========        =========           =========


                      CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

NET INCOME (LOSS)                                    $      67          $  (4,907)       $  (9,386)          $ (10,646)
OTHER COMPREHENSIVE INCOME (LOSS), NET OF
   TAXES

   Foreign currency translation adjustment                (993)               843             (292)               (560)
                                                     ---------          ---------        ---------           ---------
COMPREHENSIVE INCOME (LOSS)                          $    (926)         $  (4,064)       $  (9,678)          $ (11,206)
                                                     =========          =========        =========           =========


                                                                               4
          See accompanying notes to consolidated financial statements.

                        TEKNI-PLEX, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (Unaudited -- in thousands)

                                                                                        SIX MONTHS ENDED
                                                                            DECEMBER 28, 2001         DECEMBER 29, 2000
                                                                            -----------------         -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                             $ (9,386)              $(10,646)
        Adjustments to reconcile net income to net cash provided by
           (used in) operating activities:
        Depreciation and amortization                                              19,054                 18,470
        Unrealized loss on derivative contracts                                     2,590                     --
        Deferred income taxes                                                      (4,591)               (10,650)
   Changes in operating assets and liabilities:
        Accounts receivable                                                        28,449                 28,896
        Inventories                                                                16,021)               (31,405)
        Prepaid expenses and other current assets                                  (1,749)                 1,013
        Income taxes                                                               (2,369)                    --
        Accounts payable                                                           (9,552)                (3,485)
        Accrued interest                                                            3,277                    (43)
        Accrued expenses and other liabilities                                     (5,386)               (18,313)
                                                                                 --------               --------
                NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                 4,316                (26,163)
                                                                                 --------               --------
CASH FLOWS FROM INVESTING ACTIVITIES:

         Capital expenditures                                                      (9,142)                (8,679)
         Acquisition costs                                                        (65,757)                (9,189)
         Additions to intangibles                                                    (222)                   (95)
         Deposits and other assets                                                    894                     86
                                                                                 --------               --------
           NET CASH USED IN INVESTING ACTIVITIES                                  (74,227)               (17,877)
                                                                                 --------               --------
CASH FLOWS FROM FINANCING ACTIVITIES:

         Borrowings (repayments) of long-term debt                                 (8,813)                35,709
         Net borrowings (repayments) under line of credit                              --                   (140)
         Payment for treasury stock                                                   (60)                    --
         Receipt of Additional paid-in capital                                     50,000                  6,000
         Debt financing costs                                                          --                   (131)
                                                                                 --------               --------
                NET CASH PROVIDED BY FINANCING ACTIVITIES                          41,127                 41,438
                                                                                 --------               --------
        EFFECT OF EXCHANGE RATE CHANGES ON CASH                                       (39)                    15
                                                                                 --------               --------
NET DECREASE IN CASH                                                              (28,823)                (2,587)
CASH, BEGINNING OF PERIOD                                                          44,645                 12,525
                                                                                 --------               --------
CASH, END OF PERIOD                                                              $ 15,822               $  9,938
                                                                                 ========               =========
SUPPLEMENTAL CASH FLOW INFORMATION:
        Cash paid for:
           Interest                                                              $ 31,207               $ 37,551
           Income taxes                                                             1,543                    932


          See accompanying notes to consolidated financial statements.

                        TEKNI-PLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (in thousands)


 NOTE 1 - GENERAL

 Tekni-Plex is a global, diversified manufacturer of packaging, products, and materials primarily for the healthcare, food and consumer industries. The Company has built a leadership position in its core markets, and focuses on vertically integrated production of highly specialized products. The Company's operations are aligned under two business groups: Industrial Packaging, Products, and Materials and Consumer Packaging and Products.

 In the opinion of management, all adjustments considered necessary for a fair presentation have been included. For further information please refer to the audited financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended June 29, 2001.

 NOTE 2 - NEW ACCOUNTING PRONOUNCEMENTS

          a) In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141) and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141, requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

               SFAS 142 requires, among other things, that the companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS
               142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

               The Company's previous business combinations were accounted for using the purchasing method. As of December 28, 2001, the net carrying amount of goodwill is $216,404 and other intangible assets are $475. Amortization expense during the six month period ended December 28, 2001 was $8,058. Currently, the company is assessing but has not yet determined how the adoption of SFAS 141 and SFAS 142 will impact its financial position and results of operations.

          b) In August 2001, the FASB issued FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). The new guidance resolves significant implementation issues related to FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS 121"). SFAS 144 supersedes SFAS 121, but it retains its fundamental provisions. It also amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to eliminate the exception to consolidate a subsidiary for which control is likely to be temporary. SFAS 144 retains the requirement of SFAS 121 to recognize an impairment loss only if the carrying amount of a long-lived asset within the scope of SFAS 144 is not recoverable from its undiscounted cash flows and exceeds its fair value.

               SFAS 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The provisions of SFAS 144 generally are to be applied prospectively. The company believes that the adoption of SFAS 144 will not have a material impact on the Company's financial position or results of operations.

NOTE 3 - INVENTORIES

Inventories as of December 28, 2001 and June 29, 2001 are summarized as follows:

                                       DECEMBER 28, 2001      JUNE 29, 2001
                                       ----------------       --------------
                Raw materials                   $ 38,388           $ 33,971
                Work-in-process                    8,123              7,812
                Finished goods                    93,059             64,475
                                       ----------------       --------------
                                               $ 139,570          $ 106,258
                                       ----------------       --------------

                        TEKNI-PLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (in thousands)

NOTE 4 - LONG-TERM DEBT

Long-term debt consists of the following:

                                                           DECEMBER 28, 2001              JUNE 29, 2001
                                                           -----------------              --------------

Senior Subordinated Notes issued June 21, 2000 at
12-3/4% due June 15, 2010. (Less unamortized
discount of $3,202 and $3,391)                                     $ 271,798                  $ 271,609
Senior Debt:
   Revolving line of credit, expiring June, 2006.
   At December 28, 2001, the interest rate ranged
   from 4.94 % to 6.75%.                                              60,000                     65,000
   Term notes due June, 2006 and June, 2008, with
   interest rates at December 28, 2001 of 4.81% and
   5.31%.                                                            332,840                    336,560

Other, primarily foreign term loans, with interest
rates ranging from 4.44% to 5.44% and maturities
ranging from 2002 to 2010                                              4,966                      4,981
                                                           -----------------              --------------

                                                                     669,604                    678,150
Less: Current maturities                                              10,507                      8,072
                                                           -----------------              --------------
                                                                   $ 659,097                  $ 670,078
                                                           =================              ==============

                        TEKNI-PLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (in thousands)



NOTE 5 - SEGMENT INFORMATION

Tekni-plex has organized its business into two industry segments: Industrial Packaging, Products, and Materials and Consumer Packaging and Products. The Industrial Packaging, Products, and Materials segment principally produces pharmaceutical packaging, medical tubing, medical device materials, foamed polystyrene packaging products for the poultry, meat and egg industries and vinyl resins and compounds. The Consumer Packaging and Products Segment principally produces precision tubing and gaskets, and garden and irrigation hose products. Both segments have operations in the United States, Europe and Canada.

Financial information concerning the Company's business segments and the geographic areas in which they operate are as follows:

                                          INDUSTRIAL
                                          PACKAGING,               CONSUMER
                                           PRODUCTS,              PACKAGING
                                       AND MATERIALS           AND PRODUCTS                 TOTAL
                                       -------------           ------------            ----------

Three months ended December 28, 2001
Revenues from external Customers             $ 77,283              $ 36,457              $113,740
Interest expense                               11,321                 5,269                16,590
Depreciation and Amortization                   6,142                 3,353                 9,495
Income from operations                         11,372                 3,550                14,922
Expenditures for segment Assets                 2,942                 1,049                 3,991
                                       --------------          -------------            ----------
Three months ended December 29, 2000
Revenues from external Customers             $ 81,008              $ 24,865              $105,873
Interest expense                               13,430                 6,212                19,642
Depreciation and Amortization                   6,054                 3,018                 9,072
Income from operations                         10,050                 3,276                13,326
Expenditures for segment Assets                 1,158                 2,705                 3,863

                        TEKNI-PLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (in thousands)

                                       INDUSTRIAL
                                        PACKAGING,               CONSUMER
                                         PRODUCTS,              PACKAGING
                                    AND MATERIALS            AND PRODUCTS                 TOTAL
                                     --------------          -------------            ----------
Six months ended
December 28, 2001
Revenues from external
    Customers                              $153,733              $ 75,171              $228,904
Interest expense                             23,441                10,934                34,375
Depreciation and
    Amortization                             12,068                 6,474                18,542
Income from operations                       19,923                10,566                30,489
Expenditures for segment
    Assets                                    4,528                 4,323                 8,851
                                     --------------          -------------            ----------
Six months ended
December 29, 2000
Revenues from external
    Customers                              $160,051              $ 57,729              $217,780
Interest expense                             25,711                12,151                37,862
Depreciation and
    Amortization                             12,060                 5,898                17,958
Income from operations                       17,009                 7,113                24,122
Expenditures for segment
    Assets                                    4,441                 3,834                 8,275
                                     --------------          -------------            ----------



                                                      THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                DECEMBER 28,     DECEMBER 29,     DECEMBER 28,         DECEMBER 29,
                                                   2001             2000             2001                  2000
                                                ------------     -----------      ------------         -----------
PROFIT OR LOSS

Total operating profit for reportable
     segments before income taxes                  $ 14,922        $ 13,326          $ 30,489          $ 24,122
Corporate and eliminations                           (3,847)         (3,571)           (7,576)           (7,056)
                                                ------------     -----------      ------------         -----------
                                                   $ 11,075        $  9,755          $ 22,913          $ 17,066
                                                ============     ===========      ============         ===========
DEPRECIATION AND AMORTIZATION

Segment totals                                     $  9,495        $  9,072          $ 18,542          $ 17,958
Corporate                                               256             257               512               512
                                                ------------     -----------      ------------         -----------
     Consolidated total                            $  9,751        $  9,329          $ 19,054          $ 18,470
                                                ============     ===========      ============         ===========
EXPENDITURES FOR SEGMENT ASSETS

Total reportable-segment expenditures              $  3,991        $  3,863          $  8,851          $  8,275
Other unallocated expenditures                          121             382               291               404
                                                ------------     -----------      ------------         -----------
     Consolidated total                            $  4,112        $  4,245          $  9,142          $  8,679
                                                ============     ===========      ============         ===========

                        TEKNI-PLEX, INC. AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 (in thousands)


SEGMENT ASSETS

                                       INDUSTRIAL
                                        PACKAGING,               CONSUMER
                                         PRODUCTS,              PACKAGING
                                    AND MATERIALS            AND PRODUCTS               TOTAL
                                   ---------------          -------------            ----------

December 28, 2001                          288,344                347,807                636,151

June 29, 2001                              333,570                270,731                604,301
                                     --------------          -------------            ----------

                                               DECEMBER 28, 2001    JUNE 29, 2001
                                               -----------------    -------------
TOTAL ASSETS

Total assets from reportable segments              $636,151              $604,301
Other unallocated amounts                            27,336                17,193
                                                   --------              --------
     Consolidated total                            $663,487              $621,494
                                                   ========              ========

GEOGRAPHIC INFORMATION

                                 THREE MONTHS ENDED                        SIX MONTHS ENDED
                          DECEMBER 28,         DECEMBER 29,          DECEMBER 28,         DECEMBER 29,
                             2001                  2000                  2001                   2000
                          -----------          ------------          ------------         ------------
REVENUES

United States              $101,649              $ 93,906              $203,681              $194,750
International                12,091                11,967                25,223                23,030
                          -----------          ------------          ------------         ------------
   Total                   $113,740              $105,873              $228,904              $217,780
                          ===========          ============          ============         ============


                                                DECEMBER 28, 2001        JUNE 29, 2001
                                                -----------------        --------------

LONG-LIVED ASSETS

United States                                      $367,513              $310,866
International                                        43,908                43,661
                                                   --------               --------
   Total                                           $411,421              $354,527
                                                   ========               ========

                        TEKNI-PLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (in thousands)


NOTE 6 - SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL STATEMENTS
                       Consolidated Statement of Earnings
                                   (Unaudited)

                   For the three months ended December 28,2001

                                                                                                            NON-
                                                     TOTAL            ISSUER            GUARANTORS          GUARANTORS
                                                     ---------        ---------         ----------          ----------
Net sales                                            $ 113,740        $  41,876          $  59,773           $  12,091
Cost of sales                                           86,056           30,186             46,854               9,016
                                                     ---------        ---------          ---------           ---------
Gross profit                                            27,684           11,690             12,919               3,075
Operating expenses:
   Selling, General and administrative                  16,609            8,816              6,220               1,573
                                                     ---------        ---------          ---------           ---------
Income from operations                                  11,075            2,874              6,699               1,502
Other expense (income)                                      42             (543)              (125)                710
Unrealized gain on derivative contracts                 (5,724)          (5,724)                --                  --
Interest expense                                        16,590           16,559                (30)                 61
                                                     ---------        ---------          ---------           ---------
Earnings before income taxes                               167           (7,418)             6,854                 731
Provision for income taxes                                 100           (3,266)             3,450                 (84)
                                                     ---------        ---------          ---------           ---------
Net income                                           $      67        $  (4,152)         $   3,404           $     815
                                                     =========        =========          =========           =========


                   For the six months ended December 28, 2001

                                                                                                             NON-
                                                     TOTAL           ISSUER            GUARANTORS          GUARANTORS
                                                     ---------       -----------       -----------         -----------
Net sales                                            $ 228,904         $  81,306         $ 122,375           $  25,223
Cost of sales                                          174,206            60,087            94,997              19,122
                                                     ---------         ---------         ---------           ---------
Gross profit                                            54,698            21,219            27,378               6,101
Operating expenses:
   Selling, General and administrative                  31,785            18,883             9,877               3,025
                                                     ---------         ---------         ---------           ---------
Income from operations                                  22,913             2,336            17,501               3,076
Unrealized loss on derivative contracts                  2,590             2,590                --                  --
Other expense (income)                                     334              (490)             (264)              1,088
Interest expense                                        34,375            34,354               (76)                 97
                                                     ---------         ---------         ---------           ---------

Earnings before income taxes                           (14,386)          (34,118)           17,841               1,891

Provision for income taxes                              (5,000)          (11,910)            6,250                 660
                                                     ---------         ---------         ---------           ---------
Net income (loss)                                    $  (9,386)        $ (22,208)        $  11,591           $   1,231
                                                     =========         =========         =========           =========

                        TEKNI-PLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (in thousands)


NOTE 6 - SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL STATEMENTS
                       Consolidated Statement of Earnings
                                   (Unaudited)

                   For the three months ended December 29,2000

                                                                                                             NON-
                                                     TOTAL           ISSUER            GUARANTORS          GUARANTORS
                                                     ---------       -----------       -----------         -----------
Net sales                                            $ 105,873        $  40,567        $  53,339           $  11,967
Cost of sales                                           81,750           30,947           42,469               8,334
                                                     ---------        ---------        ---------           ---------
Gross profit                                            24,123            9,620           10,870               3,633
Operating expenses:
   Selling, General and administrative                  14,368            9,022            4,112               1,234
                                                     ---------        ---------        ---------           ---------
Income from operations                                   9,755              598            6,758               2,399
Interest expense (income), net                          19,642           19,695            (103)                  50
Other expense (income)                                    (80)               50            (302)                 172
                                                     ---------        ---------        ---------           ---------
Income (loss) before provision for income
  taxes                                                (9,807)         (19,147)            7,163               2,177
Provision for income taxes                             (4,900)          (9,775)            4,083                 792
                                                     ---------        ---------        ---------           ---------
Net income (loss)                                    $ (4,907)        $ (9,372)         $  3,080            $  1,385
                                                     ========         ========          ========            ========


                   For the six months ended December 29, 2000

                                                                                                             NON-
                                                     TOTAL           ISSUER            GUARANTORS          GUARANTORS
                                                     ---------       -----------       -----------         -----------
Net sales                                             $ 217,780        $  78,988         $ 115,762          $  23,030
Cost of sales                                           171,235           59,912            95,087             16,236
                                                      ---------        ---------         ---------          ---------
Gross profit                                             46,545           19,076            20,675              6,794
Operating expenses:
   Selling, General and administrative                   29,479           18,483             8,656              2,340
                                                      ---------        ---------         ---------          ---------
Income from operations                                   17,066              593            12,019              4,454
Interest expense (income), net                           37,862           38,243              (210)              (171)
Other expense (income)                                      450              124              (365)               691
                                                      ---------        ---------         ---------          ---------
Income (loss) before income taxes                       (21,246)         (37,774)           12,594              3,934

Provision for income taxes                              (10,600)         (18,900)            6,783              1,517
                                                      ---------        ---------         ---------          ---------
Net income (loss)                                     $ (10,646)       $ (18,874)        $   5,811          $   2,417
                                                      =========        =========         =========          =========

                        TEKNI-PLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (in thousands)


NOTE 6 - SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL STATEMENTS
           Condensed Consolidated Balance Sheet - at December 28, 2001
                                   (Unaudited)

                                                                                                                         NON-
                                                   TOTAL         ELIMINATIONS        ISSUER         GUARANTORS        GUARANTORS
                                                   ---------     --------------      ----------     -----------       ------------
Current assets                                     $ 253,566             $   --        $ 43,044        $ 171,922         $  38,600
Property, plant and equipment, net                   153,961                 --          38,258           96,118            19,585
Intangible assets, net                               216,879                 --          80,644          124,111            12,124
Investment in subsidiaries                                --          (470,463)         470,463               --                --
Deferred financing costs, net                         15,588                 --          15,363               99               126
Other long-term assets                                23,493          (302,705)          45,934          268,191            12,073
                                                   ---------         ---------         --------        ---------         ---------
   Total assets                                    $ 663,487         $(773,168)        $693,706        $ 660,441         $  82,508
                                                   =========         =========         ========        =========         =========

Current liabilities                                 $ 78,247             $   --        $ 25,783         $ 36,101         $  16,363
Long-term debt                                       659,097                 --         654,698               --             4,399
Other long-term liabilities                           20,578          (302,705)          99,082          188,280            35,921
                                                   ---------         ---------         --------        ---------         ---------
   Total liabilities                                 757,922          (302,705)         779,563          224,381            56,683
                                                   =========         =========         ========        =========         =========
Additional paid-in capital                           170,176          (312,420)         170,156          296,784            15,656
Retained earnings (deficit)                         (36,758)          (158,043)        (35,491)          139,276            17,500
Cumulative currency translation adjustment           (7,331)                 --              --               --           (7,331)
Less: Treasury stock                               (220,522)                 --       (220,522)               --                --
                                                   ---------         ---------         --------        ---------         ---------
   Total equity                                     (94,435)          (470,463)        (85,857)          436,060            25,825
                                                   ---------         ---------         --------        ---------         ---------
Total liabilities and equity                       $ 663,487         $(773,168)        $693,706        $ 660,441         $  82,508
                                                   =========         =========         ========        =========         =========

                        TEKNI-PLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (in thousands)





NOTE 6 - SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL STATEMENTS
             Condensed Consolidated Balance Sheet - at June 29, 2001

                                                                                                                         NON-
                                                   TOTAL         ELIMINATIONS        ISSUER         GUARANTORS        GUARANTORS
                                                   ---------     --------------      ----------     -----------       ------------
Current assets                                     $ 266,967            $    --         $80,305        $ 146,839          $ 39,823
Property, plant and equipment, net                   137,008                 --          38,788           79,517            18,703
Intangible assets                                    179,616                 --          13,208          153,960            12,448
Investment in subsidiaries                                --          (457,641)         457,641               --                --
Deferred financing costs, net                         16,607                 --          16,607               --                --
Deferred taxes                                        19,010                 --          19,022             (12)                --
Other long-term assets                                 2,286          (300,321)          28,577          261,520            12,510
                                                   ---------         ---------         --------        ---------         ---------
   Total assets                                    $ 621,494         $(757,962)        $654,148        $ 641,824          $ 83,484
                                                   =========         =========         ========        =========          ========


Current liabilities                                 $ 67,838             $   --        $ 22,370         $ 26,923         $  18,545
Long-term debt                                       670,078                 --         665,729               --             4,349
Other long-term liabilities                           18,275          (300,321)          92,460          190,399            35,737
                                                   ---------         ---------         --------        ---------         ---------
   Total liabilities                                 756,191          (300,321)         780,559          217,322            58,631
                                                   =========         =========         ========        =========         =========
Additional paid-in capital                           120,176          (312,420)         120,156          296,784            15,656
Retained earnings (deficit)                         (27,372)          (145,221)        (26,105)          127,685            16,269
Cumulative currency translation adjustment           (7,039)                 --              --               33           (7,072)
Treasury stock                                     (220,462)                 --       (220,462)               --                --
                                                   ---------         ---------         --------        ---------         ---------
   Total equity                                    (134,697)          (457,641)       (126,411)          424,502            24,853
                                                   ---------         ---------         --------        ---------         ---------
Total liabilities and equity                       $ 621,494         $(757,962)        $654,148        $ 641,824         $  83,484
                                                   =========         =========         ========        =========         =========

                        TEKNI-PLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (in thousands)

                  CONDENSED CONSOLIDATING FINANCIAL STATEMENTS
                        Condensed Consolidated Cash Flows
                                   (Unaudited)

                   For the six months ended December 28, 2001

                                                                                                        NON-
                                                   TOTAL            ISSUER         GUARANTORS        GUARANTORS
                                                   ---------        ----------     -----------       ------------
Net cash provided by (used in) operating
activities                                          $ 4,316       $  (105,959)        $  106,824       $  3,451
                                                    -------       -----------         ----------       --------
Cash flows from investing activities:
   Capital expenditures                             (9,142)            (3,103)           (3,941)        (2,098)
   Acquisition costs                               (65,757)                 --          (65,757)             --
   Additions to intangibles                           (222)              (140)                --           (82)
   Deposits and other assets                            894            (1,909)             3,331          (528)
                                                    -------       -----------         ----------       --------
     Net cash used in investing activities         (74,227)            (5,152)          (66,367)        (2,708)
                                                    -------       -----------         ----------       --------
Cash flows from financing activities
   Repayment of long term debt                      (8,813)            (8,863)                --             50
   Receipt of additional paid-in capital             50,000             50,000                --             --
   Payment for treasury stock                          (60)               (60)                --             --
   Change in intercompany accounts                       --             48,322          (48,586)            264
                                                    -------       -----------         ----------       --------
      Net cash flows provided by (used in)
financing activities                                 41,127             89,399          (48,586)            314
                                                    -------       -----------         ----------       --------
Effect of exchange rate changes on cash                (39)                 --                --           (39)
                                                    -------       -----------         ----------       --------
Net increase (decrease) in cash                    (28,823)           (21,712)           (8,129)          1,018
Cash, beginning of period                            44,645             32,890             5,321          6,434
                                                    -------       -----------         ----------       --------
Cash, end of period                               $  15,822           $ 11,178        $  (2,808)       $  7,452
                                                  =========           ========        =========        ========


                   For the six months ended December 29, 2000

                                                                                                        NON-
                                                   TOTAL            ISSUER         GUARANTORS        GUARANTORS
                                                   ---------        ----------     -----------       ------------
Net cash provided by (used in) operating
activities                                          $ (26,163)        $  (35,331)     $ 6,323          $  2,845
                                                     ---------         ----------      -------          --------
Cash flows from Investing activities:
   Capital expenditures                                (8,679)            (1,587)     (4,887)           (2,205)
   Acquisition costs                                   (9,189)                 --          --           (9,189)
   Additions to intangibles                               (95)               (95)          --                --
   Deposits and other assets                                86              1,264     (1,319)               141
                                                     ---------         ----------      -------          --------
     Net cash used in investing activities            (17,877)              (418)     (6,206)          (11,253)
                                                     ---------         ----------      -------          --------
Cash flows from financing activities
   Repayment of long term debt                          35,709             36,272          --             (563)
   Repayment of line of credit                           (140)                 --          --             (140)
   Receipt of additional paid in capital                 6,000              6,000          --                --
   Debt financing costs                                  (131)              (131)          --                --
   Change in intercompany accounts                          --            (8,846)     (2,977)            11,823
                                                     ---------         ----------      -------          --------
      Net cash flows provided by (used in)
financing activities                                    41,438             33,295     (2,977)            11,120
                                                     ---------         ----------      -------          --------
Effect of exchange rate changes on cash                     15                 --          --                15
                                                     ---------         ----------      -------          --------
Net increase (decrease) in cash                        (2,587)            (2,454)     (2,860)             2,727
Cash, beginning of period                               12,525              5,522       3,766             3,237
                                                     ---------         ----------      -------          --------
Cash, end of period                                   $  9,938            $ 3,068      $  906          $  5,964
                                                     =========         ==========      =======          ========

                        TEKNI-PLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (in thousands)










NOTE 7 - ACQUISITION

The Company purchased certain assets and assumed certain liabilities of the Swan garden hose division of Mark IV Industries, Inc. on October 16, 2001, for approximately $65,757 in cash. The Company utilized preliminary estimates and assumptions in determining the allocation of purchase price to assets acquired and liabilities assumed of Swan. While management believes such estimates and assumptions are reasonable, the final allocation of the purchase price may differ from that reflected in the unaudited December 28, 2001 consolidated balance sheet after a more extensive review of fair values of the assets and liabilities is completed. In conjunction with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired                    $     42,269
Goodwill                                               45,070
Cash paid                                             (65,757)
                                                 -------------
Liabilities assumed                              $     21,582
                                                 =============

ITEM 2: MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SECOND QUARTER OF FISCAL 2002 COMPARED WITH THE SECOND QUARTER OF FISCAL 2001

Net Sales increased to $113.7 million for the three months ended December 28, 2001 from $105.9 million for the three months ended December 29, 2000, representing a $7.9 million or 7.4% increase. Increases in the Consumer Segment more than offset declines in our Industrial Segment. Our Consumer Segment net sales increased $11.6 million or 46.6% primarily due to our Swan acquisition as well as strong demand for garden hose from our traditional customer base. The Swan acquisition added approximately $7.2 million of net sales in the current quarter. Our Industrial Segment reported a $3.7 million or 4.6% decline in sales. Within the segment, sales increases to our food packaging customers were offset by declining sales of specialty resins and somewhat softer sales to our healthcare customers.

Cost of Sales increased to $86.1 million for the three months ended December 28, 2001 from $81.8 million for the three months ended December 29, 2000, an increase of $4.3 million. Expressed as a percentage of net sales, cost of sales decreased to 75.7% for the three months ended December 28, 2001 from 77.2% for the three months ended December 29, 2000. Lower resin costs and improved operating efficiencies accounted for the improvement in this ratio.

Gross Profit, as a result, increased to $27.7 million or 24.3% of net sales for the three months ended December 28, 2001 from $24.1 million or 22.8% of net sales for the three months ended December 29, 2000.

Selling, general and administrative expense increased to $16.6 million in the three months ended December 28, 2001 compared to $14.4 million in the three months ended December 29, 2000 primarily due to our Swan acquisition. The ratio of selling, general and administrative expense to net sales increased to 14.6% for the three months ending December 28, 2001 from 13.6% in the comparable period of last year.

Operating profit, as a result of the foregoing, increased to $11.1 million or 9.7% of net sales for the three months ended December 28, 2001 from $9.8 million or 9.2% of net sales for the three months ended December 29, 2000.

Interest expense decreased to $16.6 million or 14.6% of net sales in the three months ended December 28, 2001 from $19.6 million or 18.6% of net sales in the three months ended December 29, 2000. The decrease was due to lower debt levels and lower interest rates.

Income (loss) before income taxes, as a result, was a $0.2 million for the three months ended December 28, 2001 compared to a loss of ($9.8) million for the three months ended December 29, 2000.

Income tax (benefit) was $0.1 million for the three months ended December 28, 2001, compared to a credit of ($4.9) million for the three months ended December 29, 2000. The Company's effective tax rate was 59.9% for the three months ended December 28, 2001 compared to 50.0% for the three months ending December 29, 2000.

Net income (loss), as a result, was a $0.1 million for the three months ended December 28, 2001 compared with a loss of ($4.9) million for the three months ended December 29, 2000.

FIRST SIX MONTHS OF FISCAL 2002 COMPARED WITH THE FIRST SIX MONTHS OF
FISCAL 2001

Net Sales increased to $228.9 million for the six months ended December 28, 2001 from $217.8 million for the six months ended December 29, 2000, representing a $11.1 million or 5.1% increase. The Swan acquisition combined with strong garden hose sales were the primary factors contributing to this gain.

Cost of Sales increased to $174.2 million for the six months ended December 28, 2001 from $171.2 million for the six months ended December 29, 2000, an increase of $3.0 million. Expressed as a percentage of net sales, cost of sales decreased to 76.1% for the six months ended December 28, 2001 from 78.6% for the six months ended December 29, 2000. Lower resin costs and improved operating efficiencies accounted for the improvement in this ratio.

Gross Profit, as a result, increased to $54.7 million or 23.9% of net sales for the six months ended December 28, 2001 from $46.5 million or 21.4% of net sales for the six months ended December 29, 2000.

Selling, General and Administrative Expense increased to $31.8 million in the six months ended December 28, 2001 compared to $29.5 million in the six months ended December 29, 2000 primarily due to our Swan acquisition. The ratio of selling, general and administrative expense to net sales increased slightly to 13.9% for the six months ending December 28, 2001 from 13.5% in the comparable period of last year.

Operating Profit, as a result of the foregoing, increased to $22.9 million or 10.0% of net sales for the six months ended December 28, 2001 from $17.1 million or 7.8% of net sales for the six months ended December 29, 2000.

Interest Expense decreased to $34.4 million or 15.0% of net sales in the six months ended December 28, 2001 from $37.9 million or 17.4% of net sales in the six months ended December 29, 2000. The decrease was due to lower debt levels and lower interest rates.

Income (Loss) Before Income Taxes, as a result, was a loss of ($14.4) million for the six months ended December 28, 2001 compared to a loss of ($21.2) million for the six months ended December 29, 2000.

Income Tax (Benefit) was a credit of ($5.0) million for the six months ended December 28, 2001, compared to a credit of ($10.6) million for the six months ended December 29, 2000. The Company's effective tax rate was 34.8% for the six months ended December 28, 2001 compared to 49.9% for the six months ending December 29, 2000.

Net Income (Loss), as a result, was a loss of ($9.4) million for the six months ended December 28, 2001 compared with a loss of ($10.6) million for the six months ended December 29, 2000.

LIQUIDITY AND CAPITAL RESOURCES
Net cash provided (used) by operations for the six months ended December 28, 2001 was $4.3 million compared with ($26.2) million in the same period of the prior year. The increase of $30.5 million was primarily due to a lower seasonal inventory build-up at our garden hose unit compared to last year. In addition, we reported a $2.6 million improvement in our unrealized loss on interest rate hedges in the current period. Working capital on December 28, 2001 was $173.8 million compared to $199.1 million on June 29, 2001. The decrease was due primarily to a seasonal reduction in accounts receivable offset by a normal seasonal increase in inventories.

As of December 28, 2001, the Company had an outstanding balance of $60.0 million under the $100.0 million revolving credit line. This represents a reduction of $5.0 million from the outstanding balance as of June 29, 2000.

The Company's capital expenditures for the six months ended December 28, 2001 and December 29, 2000 were $9.1 million and $8.7 million respectively.

The Company continues to expect that its principal uses of cash for the next several years will be acquisitions, debt service, capital expenditures and working capital requirements. Management believes that cash generated from operations plus funds available in the Company's credit facility will be sufficient to meet its needs and to provide it with the flexibility to make capital expenditures and acquisitions which management believes will provide an attractive return on investment. However, the probability exists that the Company may need additional financing to take advantage of all the acquisition opportunities that may arise in the next several quarters. There can be no assurance that such financing will be available in the amounts and terms acceptable to the Company.

\PART II.  OTHER INFORMATION

Item 1.  Legal Proceedings

        The Company is party to certain litigation in the ordinary course of business, none of which the Company believes is likely to have a material adverse effect on its consolidated financial position or results of operations.

Item 2.  Changes in Securities
        None

Item 3.  Defaults Upon Senior Securities
        None

Item 4.  Submission of Matters to a Vote of Securities holders
        Not applicable

Item 5.  Subsequent Events

Item 6.  Exhibits and Reports on Form 8-K


(a)      Reports on Form 8-K
                  None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                               TEKNI-PLEX, INC.

February 11, 2002

                               By:   /s/ F. Patrick Smith
                                    ------------------------
                                    F. Patrick Smith
                                    Chairman of the Board and
                                    Chief Executive Officer

                               By:   /s/ Kenneth W. R. Baker
                                     -----------------------
                                    Kenneth W. R. Baker
                                    President and Chief Operating Officer



                               By:  /s/ James E. Condon
                                    -------------------------
                                    James E. Condon
                                    Vice President and Chief Financial Officer